Exhibit 99.1

Olympic Steel Reports Record Third-Quarter 2021 Results

Sales and profitability surpass record-setting levels of second quarter

Additional capital from strategic actions expected to improve returns in pursuit of higher value-added opportunities

CLEVELAND--(BUSINESS WIRE)--November 4, 2021--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced record quarterly financial results for the three months ended September 30, 2021. Net income for the third quarter totaled $44.5 million, or $3.87 per diluted share, compared with a net loss of $1.5 million, or $0.13 per diluted share, in the third quarter of 2020. The results include $7.0 million ($0.45 per share impact) of LIFO pre-tax expense in the third quarter of 2021, compared with $0.1 million of LIFO pre-tax income in the same period a year ago. Adjusted EBITDA for the third quarter of 2021 was $70.5 million, compared with $4.3 million in the third quarter of 2020.

The Company reported sales totaling $668 million for the third quarter of 2021, compared with $300 million in the third quarter of 2020.

“Our third-quarter financial results represent the best quarterly performance in Olympic Steel’s history. Sales, net income and EBITDA significantly exceeded our previous records set in the second quarter of this year,” said Richard T. Marabito, Chief Executive Officer.

Marabito added, “We have continued to execute our long-term strategy to further diversify our business, deliver consistent profitability and enhance shareholder value. As part of that effort, on September 17, we announced the sale of our Detroit operations which were primarily focused on the distribution of flat-rolled carbon steel to domestic automakers and their related suppliers. We quickly redeployed a portion of that sale’s proceeds on October 1 to acquire Shaw Stainless & Alloy, Inc., a stainless steel distributor, fabricator and end-product manufacturer. The acquisition of Shaw Stainless is expected to replace the former Detroit operations earnings stream at a fraction of the investment. We also continue to make investments in processing equipment and automation to drive growth, operational efficiency and safety results.”

Marabito concluded, “Customer demand and our shipping volumes remain strong, despite continued supply chain disruptions. Our total shipments have outpaced the industry through the first three quarters of this year, particularly in our higher-margin product categories. As a result of the outstanding efforts of our entire team, the success of our acquisitions, our strong balance sheet and commitment to our long-term strategy, we remain well-positioned for a strong fourth quarter and our continued pursuit of higher-margin growth opportunities.”

The Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on December 15, 2021, to shareholders of record on December 1, 2021.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income (Loss) Per Diluted Share to

Adjusted Net Income (Loss) Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Net income per diluted share (GAAP):	$3.87	$(0.13)	$8.36	$(0.64)
Excluding the following items:
LIFO (Income) / Expense	0.45	(0.01)	0.77	(0.07)
Gain on Sale of Detroit Operations	(0.23)	-	(0.23)	-
Restructuring and other charges	-	-	-	0.21

Adjusted net income per diluted share (non-GAAP):	$4.09	$(0.14)	$8.90	$(0.50)
Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Nine Months Ended
	9/30/2021	9/30/2020	9/30/2021	9/30/2020

Net income (GAAP):	$44,533	$(1,520)	$96,190	$(7,381)
Excluding the following items:
Foreign exchange loss included in net income	15	25	24	68
Interest and other expense on debt	1,947	1,693	5,618	5,823
Income tax provision (benefit)	15,665	(561)	34,354	(3,307)
Depreciation and amortization	4,813	4,727	15,321	14,567

Earnings before interest, taxes, depreciation and
amortization (EBITDA)	66,973	4,364	151,507	9,770

LIFO (Income) / Expense	7,000	(100)	12,000	(1,100)
Gain on Sale of Detroit Operations	(3,499)	-	(3,499)	-
Restructuring and other charges	-	-	-	3,586

Adjusted EBITDA (non-GAAP)	$70,474	$4,264	$160,008	$12,256

Conference Call and Webcast

A simulcast of Olympic Steel’s 2021 third-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on November 5, 2021, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, and other factors; supply disruptions and inflationary pressures, including the availability and rising costs of transportation and logistical services and labor; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; general and global business, economic, financial and political conditions, including legislation passed under the new administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of additional capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to further diversify our business, deliver consistent profitability and enhance shareholder value, including, without limitation, our ability to successfully redeploy the proceeds from the sale of our Detroit operation and other capital; our ability to generate free cash flow through operations and repay debt; our ability to sell shares of our common stock under the at-the-market equity program; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 41 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc. Consolidated Statements of Net Income (Loss) (in thousands, except per-share data)

	Three months ended		Nine months ended
	September 30		September 30
	2021	2020	2021	2020

Net sales	$668,466	$299,921	$1,687,667	$902,597

Costs and expenses
Cost of materials sold (excludes items shown separately below)	520,866	239,967	1,304,234	718,726
Warehouse and processing	26,208	19,471	76,153	62,173
Administrative and general	24,811	16,507	74,328	52,577
Distribution	14,424	11,226	42,086	33,133
Selling	12,155	6,130	30,408	18,863
Occupancy	3,029	2,256	8,951	7,355
Depreciation	4,243	4,347	13,557	13,422
Amortization	570	380	1,764	1,145

Total costs and expenses	606,306	300,284	1,551,481	907,394

Operating income (loss)	62,160	(363)	136,186	(4,797)

Other loss, net	(15)	(25)	(24)	(68)

Income (loss) before interest and income taxes	62,145	(388)	136,162	(4,865)

Interest and other expense on debt	1,947	1,693	5,618	5,823

Income (loss) before income taxes	60,198	(2,081)	130,544	(10,688)

Income tax provision (benefit)	15,665	(561)	34,354	(3,307)

Net income (loss)	$44,533	$(1,520)	$96,190	$(7,381)

Earnings per share:

Net income (loss) per share - basic	$3.88	$(0.13)	$8.37	$(0.64)

Weighted average shares outstanding - basic	11,492	11,452	11,491	11,447

Net income (loss) per share - diluted	$3.87	$(0.13)	$8.36	$(0.64)

Weighted average shares outstanding - diluted	11,515	11,452	11,509	11,447

Olympic Steel, Inc.
Balance Sheet
(in thousands)

	As of September 30, 2021	As of December 31, 2020
Assets

Cash and cash equivalents	$15,143	$5,533
Accounts receivable, net	303,236	151,601
Inventories, net (includes LIFO credit of $9,885 and LIFO debit of $2,115 as of September 30, 2021 and December 31, 2020 respectively)	417,979	240,001
Prepaid expenses and other	12,459	5,069

Total current assets	748,817	402,204

Property and equipment, at cost	412,635	434,579
Accumulated depreciation	(265,360)	(277,379)

Net property and equipment	147,275	157,200

Goodwill	5,234	5,123
Intangible assets, net	31,307	32,593
Other long-term assets	15,203	18,131
Right of use asset, net	23,470	25,354

Total assets	$971,306	$640,605

Liabilities

Accounts payable	$160,034	$87,291
Accrued payroll	35,493	10,985
Other accrued liabilities	28,450	22,869
Current portion of lease liabilities	5,457	5,580

Total current liabilities	229,434	126,725

Credit facility revolver	297,880	160,609
Other long-term liabilities	16,620	22,478
Deferred income taxes	10,365	9,818
Lease liabilities	18,292	19,965

Total liabilities	572,591	339,595

Shareholders' Equity

Preferred stock	-	-
Common stock	133,174	132,382
Accumulated other comprehensive loss	(2,827)	(4,215)
Retained earnings	268,368	172,843

Total shareholders' equity	398,715	301,010

Total liabilities and shareholders' equity	$971,306	$640,605

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2021	2020	2021	2020	2021	2020

Tons sold	244,519	224,199	41,203	33,735	N/A	N/A

Net sales	$404,596	$167,948	$164,179	$80,904	$99,691	$51,069
Average selling price per ton	1,655	749	3,985	2,398	N/A	N/A
Cost of materials sold	321,005	134,845	120,227	69,790	79,634	35,332
Gross profit	83,591	33,103	43,952	11,114	20,057	15,737
Operating expenses	46,427	34,707	19,289	8,666	17,703	14,993
Operating income (loss)	37,164	(1,604)	24,663	2,448	2,354	744

Depreciation and amortization	2,698	2,852	858	513	1,239	1,344

	Nine months ended September 30,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2021	2020	2021	2020	2021	2020

Tons sold	728,750	672,133	123,278	92,642	N/A	N/A

Net sales	$976,480	$511,726	$428,533	$223,887	$282,654	$166,984
Average selling price per ton	1,340	761	3,476	2,417	N/A	N/A
Cost of materials sold	755,111	412,907	331,348	191,108	217,775	114,711
Gross profit	221,369	98,819	97,185	32,779	64,879	52,273
Operating expenses	132,572	111,197	50,798	25,605	53,166	44,999
Operating income (loss)	88,797	(12,378)	46,387	7,174	11,713	7,274

Depreciation and amortization	8,570	8,932	2,662	1,457	4,035	4,076

	As of September 30, 2021	As of December 31, 2020
Assets
Flat-products	$721,133	$404,269
Tubular and pipe products	249,566	235,516
Corporate	607	820
Total assets	$971,306	$640,605

Other Information (in thousands, except per-share and ratio data)

	As of September 30, 2021	As of December 31, 2020
Shareholders' equity per share	$35.99	$27.18

Debt to equity ratio	0.75 to 1	0.53 to 1

	Nine Months Ended September 30,
	2021	2020

Net cash from (used for) operating activities	(126,937)	28,653

Cash dividends per share	$0.06	$0.06

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com